Exhibit 99.1
Intuitive Appoints Dr. Monica P. Reed to its Board of Directors
SUNNYVALE, Calif., April 26, 2021 – Intuitive (Nasdaq: ISRG), a global technology leader in minimally invasive care and the pioneer of robotic-assisted surgery, today announced the election of Dr. Monica P. Reed, a former AdventHealth executive, to its board of directors, effective April 22, 2021.
“Dr. Reed brings decades of leadership insight, experience, and accomplishments in hospital and health system administration that will complement our existing board,” said Intuitive CEO Gary Guthart. “We look forward to her contributions as we continue to improve how we serve our surgeon, hospital, and healthcare system customers in this rapidly evolving healthcare environment.”
Reed is an experienced leader of large regional health systems and community hospitals, working for more than 30 years to deliver quality healthcare and healthcare services for patients. From 2001 to 2006, Reed served as the chief medical officer at AdventHealth where she oversaw more than 2,000 physicians for the non-profit healthcare system. From 2006 to 2016, Reed served as CEO of the acute care hospital AdventHealth Celebration before becoming senior vice president for the Care Continuum and chief learning officer for the Central Florida region of the corporation until March 2018.
Reed has been named one of Modern Healthcare’s Top 25 Minority Executives in Healthcare, one of the Orlando Sentinel’s Top 5 Citizens of Central Florida and one of Legacy Central Florida’s Most Impactful Black Professionals. She has served as a board member for several other organizations, including Teach for America Orlando and IntuiTap Medical, a medical device company working to improve spinal puncture procedures.

Reed received her M.D. from the Loma Linda University School of Medicine, completed an obstetrics and gynecology residency at the White Memorial Medical Center, and received her M.S. in consulting and coaching for change from HEC Paris.

About Intuitive
Intuitive (Nasdaq: ISRG), headquartered in Sunnyvale, Calif., is a global technology leader in minimally invasive care and the pioneer of robotic-assisted surgery. As part of our mission at Intuitive, we believe that minimally invasive care is life-enhancing care. Through ingenuity and intelligent technology, we expand the potential of physicians to heal without constraints.
Intuitive brings more than two decades of leadership in robotic-assisted surgical technology and solutions to its offerings, and develops, manufactures and markets the da Vinci® surgical system and the Ion™ endoluminal system.
About the da Vinci Surgical System
There are several models of the da Vinci surgical system. The da Vinci surgical systems are designed to help surgeons perform minimally invasive surgery. Da Vinci systems offer surgeons high-definition 3D vision, a magnified view, and robotic and computer assistance. They use specialized instrumentation, including a miniaturized surgical camera and wristed instruments (i.e., scissors, scalpels and forceps) that are designed to help with precise dissection and reconstruction deep inside the body.
For more information, please visit the company’s website at www.intuitivesurgical.com.
Contact
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Intuitive Surgical
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